Exhibit 5.1

McCarthy Tétrault LLP
Suite 2400, 745 Thurlow Street
Vancouver BC V6E 0C5
Canada
Tel:	604-643-7100
Fax:	604-643-7900

March 15, 2023

Ritchie Bros. Auctioneers Incorporated

9500 Glenlyon Parkway

Burnaby, British Columbia, Canada
V5J 0C6

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-3 of Ritchie Bros. Auctioneers Incorporated

We have acted as Canadian counsel to Ritchie Bros. Auctioneers Incorporated (the “Company”), a company governed by the Canada Business Corporations Act, in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on March 15, 2023 with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the issuance of (i) an aggregate of 485,000,000 senior preferred shares of the Company designated as “Series A Senior Preferred Shares” (the “Purchased Series A Preferred Shares”), which are convertible into common shares of the Company (the “Common Shares”), on and subject to the terms of the Series A Senior Preferred Shares, and (ii) an aggregate of 251,163 Common Shares (the “Purchased Common Shares”), in connection with the transactions contemplated by the securities purchase agreement (the “SPA”) dated January 22, 2023, by and among the Company, Starboard Value LP, certain of its affiliated funds and Jeffrey C. Smith. The Registration Statement registers for resale (A) the Purchased Common Shares and (B) up to 7,333,217 Common Shares issuable upon conversion of the Purchased Series A Preferred Shares (the “Conversion Shares”).

This opinion is being delivered in connection with the Registration Statement, in which this opinion appears as an exhibit.

Scope of Review

In connection with giving this opinion, we have examined the Registration Statement (including exhibits thereto). We have also examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary in order to express the opinion set out below. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, certified or otherwise identified to our satisfaction. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

The opinion expressed herein is limited to matters governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

Opinion

Based and relying upon and subject to the foregoing, we are of the opinion that:

1.	the Purchased Common Shares have been validly issued as fully paid and non-assessable shares in the capital of the Company; and

2.	the Conversion Shares, when issued upon the due conversion of the Purchased Series A Preferred Shares and in accordance with the terms and conditions of the Series A Senior Preferred Shares, will be validly issued as fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

Yours very truly,

/s/ McCarthy Tétrault LLP